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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE
TUESDAY, MARCH 3, 1998

                       UNION PACIFIC RESOURCES GROUP INC.
                            COMPLETES ACQUISITION OF
                          NORCEN ENERGY RESOURCES LTD.

      FORT WORTH, Texas -- Union Pacific Resources Group Inc. (NYSE-UPR) today announced the closing of its acquisition of Norcen Energy Resources Ltd. (Norcen). On January 26, 1998, UPR and Norcen announced that their respective Boards of Directors had approved the acquisition of Norcen by UPR and that UPR would initiate a tender offer for the 50.5 percent of Norcen's outstanding stock that was not owned or controlled by Noranda Inc., a shareholder of 49.5 percent Norcen common stock.

      Noranda had signed an irrevocable agreement to tender its 49.5 percent of Norcen stock to UPR. In total, 95.5 percent of Norcen's stock was tendered to UPR at the purchase price of US$13.65 per share (C$19.80). UPRI now owns 181,076,311 common shares of Norcen being approximately 96.8 percent of the issued and outstanding common shares of Norcen on a fully diluted basis. The overall value of the transaction is US$2.6 billion plus the assumption of Norcen's outstanding debt of approximately US$900 million.

      "We have said Norcen represents an excellent strategic fit for UPR and we are pleased to have the transaction complete," said Jack L. Messman, UPR's Chairman and CEO. "UPR is now a well balanced North American company with a diversified reserve and production base. We are well position for substantial and profitable long-term growth and are poised to deliver on our number one objective-building long term shareholder value."

      Union Pacific Resources is one of the nation's largest domestic independent oil and gas exploration and production companies. Based in Fort Worth, Texas, UPR has been the #1 domestic driller for the past 6 years.


This press release, other than historical financial information, contains forward looking statements regarding dilution, cash flow, planned drilling activity, asset divestitures, equity issuances, expected production efforts and volumes that are subject to a number of risks and uncertainties which are described in the Company's SEC reports, including the report on Form 10-Q for the quarter ended September 30, 1997. Actual results may vary materially.

Media Contact:                                  Analyst Contact:
Pat Doyle                                       David Larson

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Director, Public Affairs                        Director, Investor Relations
817-877-6527                                    817-877-7294

                              Internet:www.upr.com

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